Exhibit 10.29

General Electric Capital Corporation 101 California Street Suite 1500 San Francisco, CA 94111 USA T (415) 277-7403

October 13, 2011

Rentech Energy Midwest Corporation

10877 Wilshire Blvd #600

Los Angeles, CA 90024-4364

Attention:	Mr. D. Hunt Ramsbottom Mr. Dan J. Cohrs

Gentlemen:

General Electric Capital Corporation (“GE Capital” or the “Agent”), is pleased to provide its commitment to provide (directly and/or through one or more of its direct or indirect subsidiaries) a $25,000,000 senior secured revolving credit facility, with a letter of credit subfacility in an amount of up to $2,500,000 (the “Revolving Credit Facility”), to Rentech Nitrogen, LLC (the “Company”), a Delaware limited liability company that will be the successor-in-interest to Rentech Energy Midwest Corporation (“REMC”), to provide for ongoing working capital needs and expenses relating to the Revolving Credit Facility on the terms and conditions set forth herein and in the attached Summary of Indicative Terms and Conditions of even date herewith (the “Senior Secured Term Sheet”). The Senior Secured Term Sheet, together with this letter, hereinafter are referred to as the “Commitment Letter.”

Agent shall act as the administrative agent with respect to the Revolving Credit Facility and the Lead Arranger (defined below) shall act as the sole lead arranger and sole bookrunner with respect to the Revolving Credit Facility. Company and REMC (each hereinafter referred to as “you”) each agrees that, without the prior written consent of Agent (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles conferred to any person or entity, in respect of the Revolving Credit Facility, and (ii) no other Lender under the Revolving Credit Facility shall receive any compensation of any kind for its participation in the Revolving Credit Facility.

You agree to pay all reasonable costs and out-of-pocket expenses incurred in connection with the diligence, syndication, preparation, negotiation, execution, and enforcement of this Commitment Letter and the documentation for the Revolving Credit Facility (the “Revolving Credit Facility Documentation”), regardless of whether such Revolving Credit Facility Documentation is executed, including without limitation, the legal fees of counsel to Agent and GE Capital Markets, Inc. (the “Lead Arranger”), plus actual out-of-pocket expenses in connection with the conduct of GE’s field audit.

You further agree to indemnify and hold harmless the Agent, all other agents under the Revolving Credit Facility, the Lead Arranger, their affiliates, and their officers, directors, employees, agents and attorneys (each an “Indemnified Party”) against any and all losses, claims, damages, costs, expenses (including reasonable fees, time charges and expenses of attorneys) or liabilities of every kind whatsoever (collectively, the “Indemnified Obligations”) to which any of the Indemnified Parties may become subject in connection with this Commitment Letter, except that neither Company nor REMC shall be liable for any Indemnified Obligations of any Indemnified Party to the extent any of the foregoing is determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Party. The Indemnified Obligations will continue notwithstanding any termination of this Commitment Letter.

You agree, on behalf of yourself and your affiliates, that all information (including but not limited to projections) provided by or on behalf of you and your and affiliates to Agent or the Lead Arranger in connection with the Revolving Credit Facility may be disseminated by or on behalf of Agent or the Lead Arranger, as the case may be, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings). You hereby further authorize the Lead Arranger to download copies of Borrower’s and its affiliates logos from their respective websites and post copies thereof on an Intralinks® or similar workspace and use such logos on any confidential information memoranda, presentations and marketing and other materials prepared in connection with the potential syndication of the Revolving Credit Facility.

This Commitment Letter shall not be assignable by you without the prior written consent of us (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties. Agent may transfer and assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender in connection with the potential syndication of the Revolving Credit Facility or otherwise. Upon such assignment, Agent shall be released from the portion of its commitment hereunder that has been so transferred and assigned.

You agree that in any action arising in connection with this Commitment Letter or any transaction contemplated hereby the only damages that may be sought from Agent, all other agents and Lenders under the Revolving Credit Facility, Lead Arranger or any of their affiliates or any Indemnified Party are those which are direct and reasonably foreseeable as the probable result of any breach hereof. The Agent, all other agents and Lenders under the Revolving Credit Facility, the Lead Arranger and their affiliates shall not be liable under this Commitment Letter or any Revolving Credit Facility Documentation or in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, exemplary, consequential or punitive damages.

This Commitment Letter is for Company’s confidential use only and may not be disclosed by you to any person other than its respective employees, attorneys and financial advisors (but not commercial lenders) and then only in connection with the proposed transaction and on a confidential basis, except where in the reasonable judgment of the Company or REMC, disclosure is required by law or where the Agent’s consent to the proposed disclosure is provided. Agent reserves the right to review and approve, in advance, all materials, press releases, advertisements, and disclosures that you or your affiliates prepare that contain Agent’s or any affiliate’s name or describe Agent’s financing commitment.

The Senior Secured Term Sheet is intended to be indicative of the principal terms of the Revolving Credit Facility and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final Revolving Credit Facility Documentation.

If this Commitment Letter or any act, omission or event hereunder becomes the subject of a dispute, each of the undersigned hereby waives trial by jury. You hereby consent and agree that the state or federal courts located in New York County, State of New York shall have exclusive jurisdiction to hear and determine any claims pertaining to this Commitment Letter or any transaction relating hereto, any other financing related thereto, and any investigation, litigation or proceeding related to or arising out of any such matters, provided that the parties acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. You hereby expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which any of them may have based on lack of personal jurisdiction, improper venue or inconvenient forum. This Commitment Letter shall be governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

This Commitment Letter supersede all prior discussions, writings, indications of interest and proposals with respect to the Revolving Credit Facility previously delivered to you or your affiliates by Agent or any of its affiliates. Please indicate your acceptance of this commitment and return a signed copy of this Commitment Letter to Agent. This commitment and the agreements of the Lead Arranger herein will expire at 5:00 p.m., Pacific time, on October 17, 2011, unless on or prior to such time Agent shall have received (a) a copy of this Commitment Letter executed by you, and (b) payment of the $187,500 commitment fee in immediately available funds. Notwithstanding acceptance of this Commitment Letter and satisfaction of the other conditions precedent to the effectiveness of this Commitment Letter, the commitment and the agreements of the Lead Arranger herein will automatically terminate unless definitive Revolving Credit Facility Documentation is executed on or before November 15, 2011. Upon expiration or termination of the commitment contained herein, Agent, Lead Arranger and their affiliates shall have no liability or obligation hereunder. Termination of this commitment shall not affect your and REMC’s obligations hereunder, including to pay any fees, costs or expenses provided for herein or in any other agreements entered into between Agent and you and/or REMC.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding Company that will allow such Lender to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

We look forward to working with you and your management team on this transaction.

Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

/s/ Scott J. Lorimer

By:    Scott J. Lorimer

Title:    Duly Authorized Signatory

ACCEPTED AND AGREED

RENTECH ENERGY MIDWEST CORPORATION

By:	/s/ Dan J. Cohrs

Its:	Vice President and Treasurer

Date:	10-17-11

Summary of Indicative Terms and Conditions

(“Senior Secured Credit Facility Term Sheet”)

Rentech Nitrogen, LLC

$25,000,000 Senior Secured Credit Facility

October 13, 2011

BORROWER:	Rentech Nitrogen, LLC (the “Borrower”), a Delaware limited liability company that will be the successor-in-interest to Rentech Energy Midwest Corporation.

GUARANTOR:	Rentech Nitrogen Partners, L.P (the “Guarantor”).

ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”).

LENDERS:	GE Capital and/or its affiliates and assigns.

SENIOR SECURED CREDIT FACILITY:	Up to a $25 million senior secured revolving credit facility (“Revolving Credit Facility”) with a Letter of Credit sublimit of up to $2,500,000 (the “LC Subfacility”). The LC Subfacility would provide for the issuance of letters of credit for the account of Borrower. If GE Capital is an L/C Issuer, it may elect only to issue letters of credit in its own name or in the name of one of its affiliates and such letters of credit may not be accepted by certain beneficiaries. Outstanding letters of credit will be reserved from availability under the Revolving Credit Facility.

USE OF PROCEEDS:	For funding working capital and general corporate purposes.

APPLICABLE MARGINS:	The Applicable Margins shall be as follows:

Applicable Base Rate Margin	3.25%
Applicable LIBOR Margin	4.25%
Applicable Unused Revolving Credit Facility Fee Margin	0.50%

INTEREST RATES:	For all loans, at the Borrower’s option, either (i) at the LIBOR Rate (as defined below) plus the Applicable Margin(s) or (ii) floating at the Base Rate (as defined below) plus the Applicable Margin(s).

The Base Rate will be a floating rate defined as the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agent) as the U.S. “Prime Rate,” (b) the Federal Funds Rate plus 50 basis points, and (c) the sum of three-month LIBOR plus the excess of the LIBOR applicable margin over the Base Rate applicable margin.

LIBOR will be defined as, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period (as defined below) that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in each Interest Period, If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

Interest Period means, with respect to any LIBOR Rate loan, the period commencing on the Business Day the Loan is disbursed, converted or continued as a LIBOR Rate loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing, conversion or continuation. No more than five (5) Interest Periods shall be in effect at any time. No loan may be converted into, or continued as, a LIBOR Rate loan at any time when an event of default shall have occurred and be continuing.

Interest on Base Rate loans will be payable quarterly in arrears on the first day of each fiscal quarter. Interest on LIBOR Rate loans will be payable at the end of each Interest Period and, in addition, quarterly in the case of a six month Interest Period. All interest on LIBOR Rate loans and on Letters of Credit will be calculated using a 360 day year and actual days elapsed. All interest on Base Rate loans will be calculated using a 365/366 day year and actual days elapsed.

At the election of the Agent, upon the occurrence and during the continuance of a default, the obligations shall bear interest at a default rate of interest equal to an additional two percent (2%) per annum over the rate otherwise applicable and such interest will be payable on demand.

MATURITY:	24 months from closing date.

SECURITY:	The Agent shall receive a first priority perfected security interest in all existing and after-acquired real and personal property assets (including any capital stock) of the Borrower. All collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances acceptable to the Agent (to be set forth in the Revolving Credit Facility documentation).

The Guarantor shall grant a first priority perfected security interest in all of its existing and after-acquired real and personal property assets (including any capital stock owned by it), and all of the collateral securing the guaranties will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances acceptable to the Agent (to be set forth in the Revolving Credit Facility documentation). Agent understands that certain security documents relating to the mortgage(s) or title commitment(s) for all of Borrower’s owned real property may have to be finalized within an agreed upon time frame after closing of the Revolving Credit Facility.

Agent’s liens and security interests shall be evidenced by documentation reasonably satisfactory to Agent, including search results, collateral releases from prior lenders, landlord, mortgagee and bailee waivers, and in the case of real estate collateral, title insurance policies (supported by surveys) in amount, form and from an issuer reasonably satisfactory to Agent. All obligations under the Revolving Credit Facility shall be cross-collateralized with each other and with collateral provided by any subsidiary of Borrower or the Guarantor.

FEES:	Commitment Fee of $187,500 due and payable to Agent upon acceptance of a commitment letter.

Closing Fee of $187,500 due and payable to Agent at closing.

Prepayment premium, payable in the event that the committed amount of the Revolving Credit Facility is reduced or terminated prior to the first anniversary of the closing date, in an amount equal to the committed amount of the Revolving Credit Facility being reduced multiplied by 2%. The prepayment premium shall be paid in addition to the concurrent payment of any applicable LIBOR breakage costs.

An Unused Revolving Credit Facility Fee in an amount equal to the Applicable Unused Revolving Credit Facility Fee Margin (i.e., 0.50%) on the average unused daily balance of the Revolving Credit Facility (less any outstanding letters of credit) to be paid quarterly to the Agent for the account of itself and the other Lenders under the Revolving Credit Facility on the first day of each calendar quarter.

Facility administration fee of $60,000 per annum, due and payable annually to GE Capital in advance on the closing date and on each anniversary thereof.

Letter of credit fees for all letters of credit issued under the LC Subfacility in an amount equal to the Applicable LIBOR Margin (i.e., 4.25%) on the outstanding face amount of all letters of credit, such fee to be paid monthly in arrears to the Agent for the account of itself and the other Lenders on the first day of each calendar month.

Customary letter of credit fees to each L/C Issuer, upon the issuance, amendment or extension of letters of credit at the prevailing rate. Such fees will be due and payable to the Agent for the account of the issuing bank or issuing banks, as the case may be, in respect of such letters of credit.

All fees will be calculated using a 360-day year and actual days elapsed.

REVOLVING CREDIT FACILITY DOCUMENTATION:	The loan documents will contain (a) provisions relating to Rentech Nitrogen Holdings, Inc. (“RNHI”) and Rentech Nitrogen GP, LLC (“GP”), including (i) a representation and warranty that (A) RNHI does not own any property other than equity interests that it currently holds and (B) GP does not own any property other than equity interests that it currently holds or property relating to the employees of the GP and (ii) events of default if (A) Rentech, Inc. ceases to control the board of directors of both RHI and GP, (B) RNHI engages in any business activities or owns any property other than ownership of any equity interests that it currently holds, and (C) GP engages in any business activities or owns any property other than ownership of any equity interests that it currently holds or activities relating to holding employees at the GP or services to be provided for the benefit of the Borrower, and (b) other conditions precedent, affirmative, negative, financial reporting and financial covenants, LIBOR breakage provisions, indemnities, events of default and remedies, and other provisions, and the Borrower will make representations and warranties, all as required by Agent and acceptable to the Borrower. Without limitation of the foregoing, no dividend or distribution by Borrower to Rentech Nitrogen Partners, L.P. or its unitholders will be permitted under the definitive documentation for the Revolving Credit Facility unless (1) prior to and after giving pro forma effect to such dividend or distribution, no event of default shall have occurred and be continuing, and (2) Borrower shall have delivered to Agent, as of the date of any such dividend or distribution, a certificate in which Borrower represents that it is in compliance with the terms of the Revolving Credit Facility documentation, including the financial covenants, as of the date of such dividend or distribution.

FINANCIAL STATEMENTS	Borrower shall deliver, at a minimum, the following:

& OTHER REPORTS:

•	Monthly internally prepared financial statements including a compliance certificate and management discussion and analysis.
•	Quarterly financial statements including a management discussion and analysis (as would be satisfied by the filing of the Exchange Act reports by the Guarantor).
•	Annual audited financial statements (as would be satisfied by the filing of the Exchange Act reports by the Guarantor).
•	Annual budget and supporting assumptions.
•	Annual insurance reports and other information to be defined in the Revolving Credit Facility documentation or as otherwise reasonably required by Agent.

FINANCIAL COVENANTS:	Financial covenants to be determined and may include:

•

Adjusted EBITDA (to be defined in the definitive documentation for the Revolving Credit Facility) to be not less than $30,000,000 as of the end of each fiscal quarter for the twelve month period ending on such date.

•

Minimum Fixed Charge Coverage Ratio (defined as (a) Adjusted EBITDA minus unfinanced capital expenditures divided by (b) the sum of (i) interest expense paid or accrued, (ii) principal payments, and (iii) taxes paid or payable) of not less than 1.0 to 1.0 as of the end of each fiscal quarter for the twelve month period ending on such date.

•

Amounts outstanding under the Revolving Credit Facility (other than outstanding letters of credit under the LC Subfacility) shall be reduced to zero for two periods of 10 consecutive business days (each, a “Cleandown Period”) during each year, with all liabilities of Borrower being paid currently during each such Cleandown Period; provided, that there shall be an interval of not less than four months between any two Cleandown Periods.

CONDITIONS TO CLOSING:	Other terms and conditions all acceptable to Agent include, but are not limited to, the following:

•

Satisfactory completion of Agent’s business, legal and environmental due diligence (including a Phase I environmental site assessment by a third party acceptable to Agent, it being agreed that ENVIRON International Corporation is acceptable to Agent).

•

Satisfactory review of corporate structure, capital structure, other debt instruments, material contracts, governing documents of Borrower and its affiliates, all inter-creditor agreements, if any and all other material agreements.

•	Consummation of the conversion or transfer of assets of Rentech Energy Midwest Corporation to Borrower, which conversion or transfer shall be in form and substance reasonably satisfactory to Agent.
•

Consummation of the initial public offering by Rentech Nitrogen Partners, L.P. and extinguishment of all other debt of the Borrower (other than immaterial items consented to by the Agent) at such time.

•	Receipt by Agent of federal flood insurance policies or binders for each parcel of real estate located in a Special Flood Hazard Area.
•	Background and reference checks with results satisfactory to Agent.
•	No material adverse change.

GOVERNING LAW:	New York.